Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	March 15, 2006
Contact:	Alan L. Grimble, Chief Executive Officer
(765) 362-2400

UNION COMMUNITY BANCORP
ANNOUNCES APPROVAL OF MERGER
WITH AND INTO MAINSOURCE FINANCIAL GROUP, INC.

CRAWFORDSVILLE, INDIANA - Union Community Bancorp (NASDAQ Symbol “UCBC”), an Indiana corporation, which is the holding company for Union Federal Savings & Loan Association (the “Association”), announced today that the shareholders of Union Community Bancorp have approved the merger of UCBC with and into MainSource Financial Group, Inc. (“MainSource”). It is anticipated that the merger will be effective at the end of the day on March 17, 2006. Based on the terms of the Agreement and Plan of Merger, dated August 23, 2005, by and among UCBC, the Association and MainSource, UCBC shareholders receiving cash in consideration of their UCBC Common Stock will receive $27.33 per share, and shareholders receiving MainSource Common Stock in the merger will receive 1.4791 shares of MainSource Common Stock for each share of their UCBC Common Stock. However, 55% of the aggregate consideration must be paid in shares of MainSource Common Stock, and there may be allocations of cash or stock made to shareholders (on the basis of the smallest to the largest shareholders) to insure that the requirement is satisfied.

UCBC was formed in 1997 and subsequently acquired all the shares of the Association. The Association has been headquartered in Crawfordsville, Indiana since its establishment in 1913 and operates six offices located in Montgomery, Fountain, Warren and Tippecanoe Counties.

UCBC had $260.1 million in total assets and $33.1 million in shareholders’ equity as of December 31, 2005. There are currently 1,939,000 shares of UCBC common stock outstanding which are traded on NASDAQ under the symbol “UCBC”.

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